SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 26, 2010

ATLANTIC BANCGROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	001-15061	59-3543956
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
Of incorporation)		Identification No.)

1315 South Third Street
Jacksonville Beach, Florida 32250
(address of principal executive offices)
Registrant’s telephone number: (904) 247-9494

ITEM 1.01. Entry into a Material Definitive Agreement.

Effective March 26, 2010, Atlantic BancGroup, Inc. (the “Company”) entered into a Written Agreement (“Agreement”) with the Federal Reserve Bank of Atlanta (the “Federal Reserve”). The Agreement represents an agreement between the Company and the Federal Reserve designed to maintain the financial soundness of Atlantic, so that it may serve as a source of strength to its wholly-owned subsidiary, Oceanside Bank (the “Bank”).

Pursuant to the Agreement, without the Federal Reserve’s prior written approval, the Company will not: (i) declare or pay dividends; (ii) accept any dividends or other payments from the Bank; (iii) make any payments on its subordinated debt or trust preferred securities; (iv) incur, increase or guarantee any debt; or (v) purchase or redeem any shares of its stock. As Atlantic has no current intention of taking any such action at this time, these prohibitions are not expected to adversely affect Atlantic’s operations.

The Company is also required to obtain the non-objection of the Federal Reserve prior to appointing any new director or appointing or reassigning any senior executive officer. Should the Company choose to take any such action, it will seek the non-objection of the Federal Reserve. The Company anticipates that it would only seek to take such actions when they would be consistent with the Federal Reserve’s standards, but can not guarantee that the Federal Reserve would not object to any such action.

The Company must also submit quarterly progress reports to the Federal Reserve. The Company does not anticipate this being a material burden due to the nature of the actions required by the Agreement.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is are being filed this Report:

10.10 Written Agreement by and between Atlantic BancGroup, Inc. and the Federal Reserve Bank of Atlanta.

Date: March 31, 2010
Atlantic BancGroup, Inc.
(Registrant)

	By:	/s/ Barry W. Chandler
Barry W. Chandler
Principal Executive Officer